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SENSEONICS HOLDINGS, INC.
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Senseonics Holdings, Inc. Provides Update on Eversense 365 Launch

Strong Eversense® 365 early launch indicators illustrated by largest number of new patient shipments and largest number of prescribing providers in any month under Ascensia partnership

December 9, 2024 GERMANTOWN, Md.—(BUSINESS WIRE)—Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today provided commercial updates related to the Eversense® 365 launch.

Eversense 365 Commercial Launch Update

•	Launched Eversense 365 in October with global commercial partner Ascensia Diabetes Care and began shipping product in November
•	Seeing strong interest in Eversense 365, as evidenced by the following early launch performance indicators:
○	Direct-to-Consumer (DTC) leads in each of October and November were more than double the number of leads in pre-launch months
○	New patient shipments in November were the highest compared to any month since inception of the Ascensia partnership
○	Since launch, Eversense 365 has already shown a 42% increase in the number of providers prescribing Eversense and a 69% increase in prescriptions from top prescribers compared to the pre-launch rate in 2024
○	One-third of Eversense 365 prescribers are new first-time Eversense prescribers
○	The number of patients switching to Eversense monthly from competitive CGMs has increased 47% since Eversense 365 launch
•	Remain on-target to achieve annual growth of approximately 50% in patient installed base at the end of 2024 as compared with 2023
•	Reiterated full-year 2024 global net revenue guidance of approximately $22 million

Brian Hansen, President of Ascensia’s CGM division, commented, “We are thrilled to have a world-class product that so fully addresses patient needs for a long-term CGM, with minimal data disruptions and complete flexibility. Patients have been elated with Eversense 365’s reduction in calibration and ease of use, and providers are getting the consistent flow of data required to manage their patients’ disease. We believe this is driving the double-digit growth in monthly patients since 365 launch switching from competitive CGMs--and a triple-digit increase in Type 2 basal only patients, the largest market segment opportunity. Eversense 365 is really a win-win for everyone, and our strong early launch performance indicators are showing meaningful improvement in the key metrics we track.”

“2024 has been a landmark year for Senseonics, achieving our long-term goal of commercializing the Eversense 365 product, providing people with diabetes a convenient and accurate solution for monitoring blood glucose for an entire year with a single sensor,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We are excited to see the strong early performance indicators that we believe reflect the commercial potential of this ground-breaking product. Patient and provider leads and new interest from health systems have all increased significantly following 365 launch, and we expect that a heightened level of interest will drive our results for 2025. We intend to provide updates on the ongoing 365 launch, as well as on our product portfolio development, pump-connectivity, additional health care systems, and our ex-US commercial launch of Eversense 365 over the course of 2025.”

“Additionally, in an effort to enhance Senseonics’ appeal to institutional and other investors, we are seeking to execute a reverse stock split, pending shareholder approval, in January 2025,” continued Dr. Goodnow. “We understand that many institutional investors and other funds have internal policies and practices that limit their ability to invest in low-priced stocks, and we are seeking a reserve stock split to overcome these limitations, which we believe will address this impediment and make it easier for these investors to invest in Senseonics stock.”

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

About Ascensia Diabetes Care

Ascensia Diabetes Care is a global company focused entirely on helping people with diabetes. Our mission is to empower those living with diabetes through innovative solutions that simplify and improve their lives. We are home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems and the exclusive global distribution partner for the Eversense® Continuous Glucose Monitoring Systems from Senseonics. These products combine advanced technology with user-friendly functionality to help people with diabetes manage their condition and make a positive difference to their lives. As a trusted partner in the diabetes community, we collaborate closely with healthcare professionals and other partners to ensure our products meet the highest standards of accuracy, precision and reliability, and that we conduct our business compliantly and with integrity. Ascensia is a member of PHC Group and was established in 2016 through the acquisition of Bayer Diabetes Care by PHC Holdings Corporation. Ascensia products are sold in more than 100 countries. Ascensia has around 1,400 employees and operations in 29 countries.

For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com.

About PHC Holdings Corporation

PHC Holdings Corporation (TSE 6523) is a global healthcare company with a mission of contributing to the health of society through healthcare solutions that have a positive impact and improve the lives of people. Its subsidiaries (referred to collectively as PHC Group) include PHC Corporation, Ascensia Diabetes Care Holdings AG, Epredia Holdings Ltd., LSI Medience Corporation, Mediford Corporation, and Wemex. Together, these companies develop, manufacture, sell and service solutions across diabetes management, healthcare solutions, life sciences and diagnostics. PHC Group’s consolidated net sales in FY2023 were JPY 353.9 billion with global distribution of products and services in more than 125 countries. www.phchd.com ©2024 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

Forward Looking Statements

Any statements in this press release about the expectations regarding the success of the commercial product launch of Eversense 365, trends of interest in, and market acceptance and adoption of, Eversense 365 by patients and prescribers, revenue expectations, product development plans and/or growth of Eversense, the potential implementation of the proposed reverse stock split and the potential that the reverse stock split may make the company’s stock more appealing to institutional investors, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  uncertainties inherent in the new product launch and ongoing commercialization of Eversense 365, uncertainties inherent in the reliance on the commercialization efforts and investment of Ascensia and its commercial initiatives, uncertainties in prescriber and patient decisions and responses to new technology or initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology, uncertainties in the development of and competition in the overall CGM market, the potential inability to receive requisite stockholder approval of the proposed reverse stock split, the risk that the share price resulting from a reverse stock split may not attract institutional or other investors, may not satisfy the investing guidelines of these investors, or otherwise may not result in increased investor interest in Senseonics’ stock or improved trading liquidity in the company’s stock, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q filed with the SEC under the heading "Risk Factors" and the Definitive Proxy Statement filed with the SEC on November 29, 2024 under the heading “Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Important Additional Information

The Company, its directors and executive officers, are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting of Stockholders (the “Special Meeting”) scheduled for January 10, 2025. The Company filed its definitive proxy statement (the “Definitive Proxy Statement”) with the SEC on November 29, 2024 in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” of the Definitive Proxy Statement. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.senseonics.com/investor-relations/sec-filings.

Senseonics Investor Contact

Jeremy Feffer

LifeSci Advisors

investors@senseonics.com